Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”), effective November 4, 2013, is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and Todd J. Vasos (“Employee”) and amends the Employment Agreement (“Agreement”) dated December 1, 2011, previously entered into by and between the Company and Employee in the following, and only, respects:

Paragraph 1 of the Agreement entitled “Employment” is amended to state: “Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as Chief Operating Officer of the Company.”

Paragraph 5.a. of the Agreement entitled “Base Salary” is amended to state: “Subject to the terms and conditions set forth in this Agreement, the Company shall pay Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than Seven Hundred Fifty Thousand Dollars ($750,000.000).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Company.”

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Amendment to be effective as of November 4, 2013.

DOLLAR GENERAL CORPORATION

By: /s/ Bob Ravener

Its: EVP, Chief People Officer

Date: 12/04/2013

“EMPLOYEE”

/s/ Todd Vasos

Date: 12/4/13

Witnessed By: Ivan Reeves

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